Valneva SE F-3

Exhibit 5.1

June 4, 2026

Valneva SE

Îlot Saint Joseph Bureaux Convergence

12T Quai Perrache

69002 Lyon

France

Re:	Registration Statement on Form F-3 filed by Valneva SE

Ladies and Gentlemen:

We are acting as special French counsel for Valneva SE, a European Company (Societas Europaea, or SE) (the “Company”), in connection with the registration for resale, from time to time, by the selling securityholders identified in the Registration Statement (as defined below), of up to 31,787,634 ordinary shares, €0.15 nominal value per share, of the Company (the “Resale Shares”), consisting of (i) 15,893,817 ordinary shares issued and outstanding as of the date hereof (the “Offered Shares”) and (ii) 15,893,817 ordinary shares issuable upon exercise of warrants to purchase ordinary shares issued by the Company on April 29, 2026 (the “ABSA Warrants”, and the underlying ordinary shares, the “ABSA Warrant Shares”), in each case as contemplated by the Registration Statement on Form F-3, as filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”), to which this opinion is filed as an exhibit (as the same may be amended from time to time, the “Registration Statement”). The Resale Shares may be represented by American Depositary Shares (“ADSs”). The Resale Shares may be offered and resold from time to time pursuant to Rule 415 under the U.S. Securities Act of 1933 (the “Securities Act”).

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1. The Offered Shares have been validly issued and are fully paid and non-assessable.

2. The ABSA Warrants constitute valid and legally binding obligations of the Company, enforceable against it in accordance with their terms.

3. The ABSA Warrant Shares, when issued and delivered upon valid exercise of the ABSA Warrants in accordance with their terms and conditions and upon payment of the exercise price provided therein to the Company, will be validly issued, fully paid and non-assessable.

The term “non-assessable”, which has no recognized meaning in French law, for the purposes of this opinion means that no present or future holder of Offered Shares will be subject to personal liability, by reason of being such a holder, for additional payments or calls for further funds by the Company or any other person after the issuance of such Ordinary Shares.

In rendering the foregoing opinion, we have assumed that (i) the Registration Statement, and any amendments thereto, will have become effective under the Securities Act (and will remain effective at the time of issuance of any ABSA Warrant Shares, as applicable); (ii) the outstanding share capital of the Company is, and will remain, validly issued and fully paid up at all times at which the ABSA Warrant Shares are issued; (iii) the resolutions of the combined shareholders’ meeting of the Company held on June 25, 2025 (the “Shareholders’ Meeting Authorization”), the resolutions of the Board of Directors of the Company dated April 28, 2026 (the “Board Resolution”) and the decisions of the chief executive officer (directeur général) of the Company dated April 29, 2026 (the “CEO’s Decision”) authorizing the issuance of the Offered Shares and the ABSA Warrants (and the related ABSA Warrant Shares) have been validly adopted and will remain in full force and effect at all times at which the ABSA Warrant Shares are issued by the Company; (iv) the definitive terms of the ABSA Warrants and the ABSA Warrant Shares have been established in accordance with the Shareholders’ Meeting Authorization, the Board Resolution, the CEO’s Decision, the Company’s By-laws and applicable law; (v) the ABSA Warrants will be exercised, and the ABSA Warrant Shares will be issued and delivered, in accordance with the terms and conditions of the ABSA Warrants; (vi) the number of ABSA Warrant Shares issued upon exercise of the ABSA Warrants will remain within the limits set by the Shareholders’ Meeting Authorization; (vii) the Offered Shares, the ABSA Warrants and the ABSA Warrant Shares have been, or will be, issued in compliance with applicable securities and corporate law; and (viii) any deposit agreement, warrant agreement, subscription, purchase, underwriting, placement or similar agreement constitutes a valid and binding obligation of each party thereto other than the Company.

The opinion expressed herein is limited by bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights generally, and by general equitable principles and public policy considerations.

We do not undertake or accept any obligation to update this opinion to reflect subsequent changes in French law or factual matters arising after the date of effectiveness of the Registration Statement.

As to facts material to the opinions and assumptions expressed herein, which we have not independently established or verified, we have relied upon written statements and representations of officers and other representatives of the Company. We are members of the Paris bar and this opinion is limited to the laws of the Republic of France. This opinion is subject to the sovereign power of the French courts to interpret the facts and circumstances of any adjudication. This opinion is given on the basis that it is to be governed by, and construed in accordance with, the laws of the Republic of France.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day